UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2017

Aemetis, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51354	26-1407544
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20400 Stevens Creek Blvd., Suite 700
Cupertino, CA 95014
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:
(408) 213-0940

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As reported in Item 2.03 of this Form 8-K, on April 28, 2017, Aemetis, Inc. (the “Registrant”) and certain of its subsidiaries (together with the Registrant, the “Company”) executed and delivered to Third Eye Capital Corporation (the “Payee”) a promissory note, a copy of which is included as Exhibit 10.1 to this Form 8-K (the “Promissory Note”). Exhibit 10.1 as well as its description included in Item 2.03 of this Form 8-K are incorporated into this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation.

On April 28, 2017, the Company entered into a short-term credit facility for working capital and other general corporate purposes governed by the Promissory Note, payable to the Payee in the principal amount of $1,500,000. The Promissory Note contains certain restrictions on the use of proceeds, to be approved by the Payee. The Promissory Note bears interest from April 28, 2017 until repayment in full at the rate of 14% per annum, paid monthly in arrears. The outstanding principal balance of the indebtedness evidenced by the Promissory Note, plus any accrued but unpaid interest and any other sums due thereunder, shall be due and payable in full at the earlier to occur of (a) closing of the financing transaction between the Company and Goodland Advanced Fuels, Inc. governed by a term sheet dated April 13, 2017, (b) receipt of proceeds from any financing, refinancing or other similar transaction, (c) extension of credit by the Payee, as lender or as agent on behalf of certain lenders, to the Company or its affiliates and (d) June 15, 2017. The Note is secured by liens and security interests upon the property and assets of the Company as described in that certain Amended and Restated Note Purchase Agreement, dated as of July 6, 2012.

The foregoing descriptions of the Promissory Note do not purport to be complete and are qualified in their entirety by reference to the full text of the Promissory Note, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

Exhibit 10.1	Promissory Note, dated as of April 28, 2017, by and between Aemetis, Inc., Aemetis Advanced Fuels Keyes, Inc., Aemetis Facility Keyes, Inc. and Third Eye Capital Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEMETIS, INC.

	By:	/s/ Eric A. McAfee
	Name:	Eric A. McAfee
	Title:	Chief Executive Officer
May 4, 2017		(Principal Executive Officer)